Contact:	Cynthia Swain Vice President, Corporate Communications L-3 Communications 212-697-1111

Contact:	Financial Dynamics Investors: Eric Boyriven, Olivia Pirovano For Immediate Release Media: Evan Goetz 212-850-5600

L-3 COMMUNICATIONS ANNOUNCES RESULTS
FOR THE 2006 SECOND QUARTER

NEW YORK, NY, July 27, 2006 — L-3 Communications (NYSE: LLL) today announced results for the 2006 second quarter, with sales of $3,083.4 million, including organic sales growth(1) of 10.3%, net cash from operating activities of $287.2 million and free cash flow(2) of $247.2 million.

‘‘Operationally, this was an excellent quarter with record sales and free cash flow,’’ said Michael T. Strianese, interim chief executive officer and chief financial officer of L-3 Communications. ‘‘It is a tribute to Frank Lanza, our former chairman and chief executive officer, that the company performed so well given his untimely passing on June 6, 2006. Frank was regarded as a visionary in the industry and is greatly missed.’’

Results for this quarter were impacted by two matters, as described more fully below. First, as announced on May 25, 2006, a jury verdict was rendered against the company in connection with litigation concerning a non-binding letter of intent with OSI Systems, Inc. (OSI), and, as a result, the company recorded a pre-tax charge of $129.0 million ($78.2 million after income taxes, or $0.63 per share) (the ‘‘Litigation Charge’’). Second, the company recorded a pre-tax charge of $39.2 million ($25.5 million after income taxes, or $0.21 per share) related to stock-based awards granted during the period from May 1998 to July 2003 (the ‘‘Stock-Based Charge’’).

‘‘Our continued focus on performance resulted in L-3 generating record operating income of $316.6 million, an increase of $91.7 million, or 40.8%, over 2005, and earnings per share (EPS) of $1.24 reflecting a 25% growth in EPS over 2005, before giving effect to both of these charges,’’ said Mr. Strianese.

Including the Litigation and Stock-Based Charges, for the 2006 second quarter as compared to the 2005 second quarter, operating income decreased by $76.5 million to $148.4 million from $224.9 million, operating income as a percentage of sales (operating margin) declined by 6.0 percentage points to 4.8% from 10.8%, net income decreased by $69.6 million to $49.8 million from $119.4 million and diluted EPS decreased by $0.59 per share to $0.40 per share from $0.99 per share. The Litigation Charge reduced consolidated operating margin by 4.2 percentage points and the Stock-Based Charge reduced consolidated operating margin by 1.3 percentage points.

For the 2006 second quarter, consolidated sales increased by $1,007.8 million, or 48.6%, to $3,083.4 million from consolidated sales of $2,075.6 million for the 2005 second quarter. The increase in consolidated sales from acquired businesses was $793.4 million, or 38.2%, including $665.1 million from The Titan Corporation (Titan), which was acquired on July 29, 2005. Consolidated organic sales growth

Notes:

(1)	Organic sales growth is defined as the increase or decrease in sales for the current period compared to the prior period, excluding sales in the current period from business acquisitions that have been included in L-3’s actual results of operations for less than twelve months.

(2)	See discussion, definition and calculation of free cash flow on the financial tables attached to this press release.

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L-3 Communications Announces Results for the 2006 Second Quarter

was 10.3%, or $214.4 million. Organic sales growth for the company’s defense businesses was 11.8%, or $219.5 million, driven primarily by strong demand for training, intelligence support services, intelligence, surveillance and reconnaissance (ISR) systems, secure networked communications systems, combat vehicle propulsion systems, naval power and control systems, navigation and guidance products, and acoustic undersea anti-submarine warfare products. Organic sales for the company’s commercial businesses declined by $5.1 million, or 2.4%, primarily due to certain deliveries of mobile command centers, which slipped into the 2006 third quarter because of customer funding delays.

Consolidated operating income increased by $91.7 million, or 40.8%, to $316.6 million before giving effect to the Litigation Charge of $129.0 million and the Stock-Based Charge of $39.2 million for the 2006 second quarter, compared to $224.9 million for the 2005 second quarter, and consolidated operating margin declined by 0.5 percentage points to 10.3% for the 2006 second quarter, compared to 10.8% for the 2005 second quarter. Improved contract performance and cost reductions increased consolidated operating margin by 0.2 percentage points, and was offset by a 0.7 percentage point reduction for the Titan acquired businesses, which primarily generate their sales from lower margin and lower risk cost-reimbursable type and time-and-material type contracts, and SFAS 123R stock-based compensation expense. The changes in operating margin are further explained in the company’s reportable segment results discussed below.

Interest and other (income) expense, net was income of $2.0 million for the 2006 second quarter, compared with income of $2.9 million for the 2005 second quarter. The decrease is primarily related to foreign currency exchange losses on certain equity method investments.

Interest expense for the 2006 second quarter increased by $34.4 million, or 89.4%, to $72.9 million, compared to the 2005 second quarter, primarily due to interest incurred on debt issued to finance the Titan acquisition.

The effective income tax rate for the 2006 second quarter decreased to 33.6% from 36.2% for the 2005 second quarter. The effective income tax rate for the 2006 second quarter excluding the Litigation and Stock-Based Charges was 36.9%. The increase in the effective income tax rate excluding these charges was primarily due to the expiration of certain income tax benefits relating to research and experimentation credits on December 31, 2005, partially offset by income tax benefits relating to foreign tax credits on the repatriation of certain foreign earnings.

Diluted EPS increased by $0.25, or 25.3%, to $1.24 before giving effect to the Litigation Charge of $0.63 per share and the Stock-Based Charge of $0.21 per share for the 2006 second quarter, compared to $0.99 per share for the 2005 second quarter. SFAS 123R stock-based compensation expense reduced the 2006 second quarter diluted EPS by $0.06 per share compared to the 2005 second quarter. Net income increased by $34.1 million, or 28.6%, to $153.5 million before giving effect to the after tax Litigation Charge of $78.2 million and the after tax Stock-Based Charge of $25.5 million for the 2006 second quarter, compared to $119.4 million for the 2005 second quarter.

Funded orders for the 2006 second quarter increased by $846.3 million, or 37.0%, to $3,132.2 million, from $2,285.9 million for the 2005 second quarter. Funded backlog at June 30, 2006 increased by $924.2 million, or 13.2%, to $7,925.1 million from $7,000.9 million at December 31, 2005.

Net cash from operating activities for the 2006 second quarter increased by $56.3 million, or 24.4%, to $287.2 million from $230.9 million for the 2005 second quarter. Free cash flow for the 2006 second quarter increased by $40.9 million, or 19.8%, to $247.2 million, compared to free cash flow of $206.3 million for the 2005 second quarter.

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L-3 Communications Announces Results for the 2006 Second Quarter

LITIGATION CHARGE

As previously disclosed in a press release on May 25, 2006, the company and OSI have been parties to a litigation arising out of a non-binding letter of intent between the company and OSI relating to the company’s acquisition of the detection systems business of PerkinElmer Inc. in 2002. On May 24, 2006, a jury found in favor of OSI and awarded $125.6 million in damages. As a result, the company recorded a pre-tax charge of $129.0 million ($78.2 million after income taxes), including an estimate for external legal costs incurred in connection with the litigation. The company believes this verdict and the damages awarded are inconsistent with the laws and evidence presented and has therefore filed a motion seeking judgment in its favor as a matter of law or, in the alternative, a new trial or a reduction in damages. If successful with its motion, the company will accordingly reduce the Litigation Charge, if and when such event occurs.

REVIEW OF PAST STOCK OPTION GRANTING PRACTICES

In June 2006, the company voluntarily initiated a review of its historical stock-based compensation award practices and related accounting treatment. The review, which is substantially complete, has been conducted by the Audit Committee of the Board of Directors with the assistance of outside legal counsel.

The review is focusing on all stock-based awards granted to employees, including officers, made by the company from May 1998, when the company completed its initial public offering, through the present with a focus on the period from May 1998 through July 2003, when stock-based awards were generally approved by unanimous written consents of the Compensation Committee of the Board. Since July 21, 2003, the Compensation Committee approved all stock-based compensation awards to employees, including officers, at Compensation Committee meetings and were properly accounted for. In addition, the review is focusing on the exercises of stock options that may not be deductible under Section 162(m) of the Internal Revenue Code (Code) and on issues relating to amounts that may be considered deferred compensation under Section 409A of the Code.

The review findings to date indicate that, from May 1998 through July 21, 2003, the date selected as the grant date, the exercise price of the stock options and accounting measurement date preceded the date of formal approval and in many cases preceded the date of submission of the grants for approval by the company’s Compensation Committee or entire Board of Directors. The price of the company’s stock on the grant and accounting measurement date was generally less than the price on the formal approval date. The findings to date also indicate that in 1998 the accounting measurement dates used for stock option grants to one future employee and employees of three acquired businesses were the date of the unanimous written consent and not the employee’s hire date or the acquisition dates, which occurred later. As a result of the findings, in the 2006 second quarter, the company recorded an estimated after tax charge of approximately $25.5 million pertaining to the years ended December 31, 1998 to 2005 and the 2006 first quarter. This charge includes an after tax non-cash compensation charge of approximately $20.4 million primarily related to stock option grants made during the period from May 1998 to July 2003 that should have been recorded as compensation expense over the three year vesting period and $5.1 million related to deferred compensation expense related to Section 409A of the Code and an accrual for the external legal and accounting costs of the review. The findings to date have not identified any compensation deductions related to the exercises of stock options that were improperly deducted on the company’s tax returns in violation of Section 162(m) of the Code. However, a portion of the Stock-Based Charge related to certain covered employees is not expected to be deductible against the company’s future taxable income under the principles of Section 162(m) of the Code.

Based on the current estimate of the Stock-Based Charge and the review findings to date, the company does not believe that a restatement of its prior-period financial statements will be required because it is not material to any of the individual prior periods affected by such charge and the aggregate Stock-Based Charge also is not material to the expected results for the year ending December 31, 2006. The company generated aggregate net income of approximately $1.8 billion for the years ended December 31, 1998 to 2005 and the 2006 first half. The company expects that the review will be completed prior to filing its quarterly report on Form 10-Q for the quarter ended June 30, 2006, which it expects to file on or prior to the August 9, 2006 filing deadline.

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L-3 Communications Announces Results for the 2006 Second Quarter

YEAR TO DATE RESULTS

For the 2006 first half, the company generated sales of $5,987.2 million, including organic sales growth of 9.7%, net cash from operating activities of $474.7 million and free cash flow of $408.5 million. For the 2006 first half as compared to the 2005 first half, including the 2006 second quarter Litigation Charge of $129.0 million ($78.2 million after income taxes, or $0.63 per share) and Stock-Based Charge of $39.2 million ($25.5 million after-tax, or $0.21 per share), operating income increased by $12.7 million to $436.8 million from $424.1 million, operating margin declined by 3.2 percentage points to 7.3% from 10.5%, net income decreased by $33.1 million to $188.7 million from $221.8 million and diluted EPS decreased by $0.32 per share to $1.52 per share from $1.84 per share. The Litigation Charge reduced consolidated operating margin by 2.1 percentage points and the Stock-Based Charge reduced operating margin by 0.7 percentage points.

For the 2006 first half, consolidated sales increased by $1,949.1 million, or 48.3%, to $5,987.2 million from consolidated sales of $4,038.1 million for the 2005 first half. The increase in consolidated sales from acquired businesses was $1,558.1 million, or 38.6%, including $1,285.7 million from the Titan acquired businesses. Consolidated organic sales growth was 9.7%, or $391.0 million. Organic sales growth for the company’s defense businesses was 11.3%, or $408.5 million, driven primarily by strong demand for training, intelligence support services, ISR systems, secure networked communications systems, aircraft modification, simulation devices, combat vehicle propulsion systems, naval power and control systems, navigation and guidance products and acoustic undersea anti-submarine warfare products. Organic sales for the company’s commercial businesses declined by $17.5 million, or 4.1%, primarily due to volume declines for airport security systems caused by less procurement of explosive detection systems (EDS) by the U.S. Transportation Security Administration (TSA).

Consolidated operating income increased by $180.9 million, or 42.7%, to $605.0 million before giving effect to the Litigation Charge of $129.0 million and the Stock-Based Charge of $39.2 million for the 2006 first half, compared to $424.1 million for the 2005 first half, and consolidated operating margin declined by 0.4 percentage points to 10.1% for the 2006 first half, compared to 10.5% for the 2005 first half. Improved contract performance and cost reductions increased consolidated operating margin by 0.4 percentage points and was offset by a 0.8 percentage point reduction for lower margins from the Titan acquired businesses and SFAS 123R stock-based compensation expense.

Interest and other (income) expense, net was income of $8.0 million for the 2006 first half, compared with income of $5.6 million for the 2005 first half. The increase in other income includes $3.5 million of interest income from the favorable settlement of a claim during the 2006 first quarter.

Interest expense for the 2006 first half increased by $68.2 million, or 89.0%, to $144.8 million, compared to the 2005 first half, primarily due to interest incurred on debt issued to finance the Titan acquisition.

The effective income tax rate for the 2006 first half decreased to 36.1% from 36.2% for the 2005 first half. The effective income tax rate for the 2006 first half excluding the Litigation and Stock-Based Charges was 36.9%. The increase in the effective income tax rate excluding these charges was primarily due to the expiration of certain income tax benefits relating to research and experimentation credits on December 31, 2005, partially offset by income tax benefits relating to foreign tax credits on the repatriation of certain foreign earnings.

Diluted EPS increased by $0.52, or 28.3%, to $2.36 for the 2006 first half, compared to $1.84 before giving effect to the 2006 second quarter Litigation Charge of $0.63 per share and the Stock-Based Charge of $0.21 per share for the 2005 first half. SFAS 123R stock-based compensation expense reduced the 2006 first half diluted EPS by $0.12 compared to the 2005 first half. Net income increased by 31.8%, to $292.4 million before giving effect to the after tax Litigation Charge of $78.2 million and the after tax Stock-Based Charge of $25.5 million for the 2006 first half, compared to $221.8 million for the 2005 first half.

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L-3 Communications Announces Results for the 2006 Second Quarter

Funded orders for the 2006 first half increased by $1,491.7 million, or 30.1%, to $6,451.7 million from $4,960.0 million for the 2005 first half.

Net cash from operating activities for the 2006 first half increased by $114.2 million, or 31.7%, to $474.7 million from $360.5 million for the 2005 first half. Free cash flow for the 2006 first half increased by $91.8 million, or 29.0%, to $408.5 million, compared to free cash flow of $316.7 million for the 2005 first half.

The company’s cash and cash equivalents decreased by $209.7 million to $184.2 million at June 30, 2006 from $393.9 million at December 31, 2005. The decrease was primarily due to cash payments made in connection with business acquisitions, partially offset by the company’s free cash flow for the 2006 first half.

Total debt was $4,702.2 million at June 30, 2006, compared to $4,633.5 million at December 31, 2005. Available borrowings under the company’s revolving credit facilities after reduction for outstanding letters of credit were approximately $844.7 million at June 30, 2006.

Shareholders’ equity increased by $331.0 million to $4,821.7 million at June 30, 2006, compared to $4,490.7 million at December 31, 2005, resulting from the company’s net income, less dividends paid plus proceeds from the exercise of stock options during the 2006 first half.

Total debt as a percentage of book capitalization (total debt plus minority interests plus shareholders’ equity) decreased to 48.9% at June 30, 2006 from 50.3% at December 31, 2005, primarily because of the increase in shareholders’ equity described above.

REPORTABLE SEGMENTS

Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR)

C3ISR sales for the 2006 second quarter increased by $303.9 million, or 70.9%, to $732.7 million from sales of $428.8 million for the 2005 second quarter. The increase in sales from acquired businesses was $227.0 million, and was primarily related to the Titan acquired businesses. Organic sales growth was $76.9 million, or 17.9%, driven by increased demand from recent new business awards for airborne mission and ISR systems and secure networked communications systems, partially offset by lower sales for secure terminal equipment (STE), a product with declining demand because it is approaching full deployment. C3ISR generated operating income of $76.7 million for the 2006 second quarter, compared to $55.1 million for the 2005 second quarter. Operating margin for the 2006 second quarter decreased to 10.5% from 12.8% for the 2005 second quarter. Operating margin decreased by 1.1 percentage points primarily due to higher sales volumes on contracts with greater material and subcontractor content, which generally have lower margin, and also decreased by 0.9 percentage points on development contracts related to new secure communications products, which are expected to provide future sales growth. The Titan acquired businesses reduced operating margin by 0.1 percentage points and SFAS 123R stock-based compensation expense reduced operating margin by 0.2 percentage points. Orders for the C3ISR segment were $583.3 million during the 2006 second quarter.

For the 2006 first half, sales increased by $553.5 million, or 64.2%, to $1,415.1 million from sales of $861.6 million for the 2005 first half. The increase in sales from acquired businesses was $446.6 million, primarily related to the Titan acquired businesses. Organic sales growth was $106.9 million, or 12.4%, driven by demand for upgrades of airborne mission and ISR systems and secure networked communications systems, partially offset by lower sales for STE. C3ISR generated operating income of $149.0 million for the 2006 first half, compared to $108.9 million for the 2005 first half. Operating margin for the 2006 first half decreased to 10.5% from 12.6% for the 2005 first half. The decrease in operating margin is primarily due to a 0.5 percentage point reduction from the Titan acquired businesses, a 1.3 percentage point reduction due to trends similar to those that affected the 2006 second quarter results and to changes in contract mix, and a 0.3 percentage point reduction related to SFAS 123R stock-based compensation expense.

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L-3 Communications Announces Results for the 2006 Second Quarter

Government Services

Government Services sales for the 2006 second quarter increased by $435.9 million, or 139.9%, to $747.4 million from sales of $311.5 million for the 2005 second quarter. The increase in sales from acquired businesses was $363.6 million, primarily related to the Titan acquired businesses. Organic sales growth was $72.3 million, or 23.2%, driven by increased volume for intelligence support services, communications systems and engineering support services on recent contract awards primarily for the support of U.S. military operations in Iraq and training and leadership development services for the Iraq and Afghanistan governments’ ministries of defense. Government Services generated operating income of $67.5 million for the 2006 second quarter, compared to $32.9 million for the 2005 second quarter. Operating margin for the 2006 second quarter decreased to 9.0% from 10.6% for the 2005 second quarter, primarily due to a 0.6 percentage point reduction because of lower margins from the Titan acquired businesses and a 0.3 percentage point reduction related to SFAS 123R stock-based compensation expense. Additionally, operating margin declined by 0.7 percentage points primarily due to lower margins on certain contracts that are in the early stages of performance, compared to the 2005 second quarter, which had favorable profit adjustments on certain contracts nearing completion. Orders for the Government Services segment were $738.4 million during the 2006 second quarter.

For the 2006 first half, sales increased by $842.8 million, or 143.4%, to $1,430.5 million from sales of $587.7 million for the 2005 first half. The increase in sales from acquired businesses was $694.0 million, primarily related to the Titan acquired businesses. Organic sales growth was $148.8 million, or 25.3%, driven primarily by increased volume for training and intelligence support services, and communications systems and engineering support. Government Services generated operating income of $125.5 million for the 2006 first half, compared to $55.7 million for the 2005 first half. Operating margin for the 2006 first half decreased to 8.8% from 9.5% for the 2005 first half, primarily due to a 0.8 percentage point reduction because of lower margins from the Titan acquired businesses and a 0.3 percentage point reduction related to SFAS 123R stock-based compensation expense. These decreases were partially offset by an increase in operating margin of 0.4 percentage points primarily due to improved cost performance from lower indirect costs for the 2006 first half.

Aircraft Modernization and Maintenance (AM&M)

AM&M sales for the 2006 second quarter were essentially unchanged at $579.1 million, compared to $579.2 million in the 2005 second quarter. Sales from the acquired business were $8.6 million. Organic sales decreased by $8.7 million, or 1.5%, driven by lower volume for aircraft support services, primarily due to the loss of a utility aircraft support contract and moderating volume for base support operations of U.S. Special Operations Forces aircraft and U.S. Army training aircraft, which leveled off after peaking during 2005. AM&M generated operating income of $56.9 million for the 2006 second quarter, compared to $58.5 million for the 2005 second quarter. Operating margin for the 2006 second quarter decreased to 9.8% from 10.1% for the 2005 second quarter, primarily due to a 0.3 percentage point reduction related to SFAS 123R stock-based compensation expense. Additionally, improvements on certain aircraft modification contracts were offset by lower award fees on a contract. Orders for the AM&M segment were $726.4 million during the 2006 second quarter.

For the 2006 first half, sales increased by $18.6 million, or 1.6%, to $1,174.5 million from sales of $1,155.9 million for the 2005 first half. The increase in sales from the acquired business was $13.8 million. Organic sales growth was $4.8 million, or 0.4%, driven by increased volume for aircraft modification and sales for the competitively awarded Canadian Maritime Helicopter Programs (MHP). These increases were partially offset by lower volume for aircraft support services, primarily due to the loss of a utility aircraft support contract during the 2005 third quarter. Additionally, the sales growth rate for base support operations slowed compared to that for the 2005 first half. AM&M generated operating income of $109.2 million for the 2006 first half, compared to $113.3 million for the 2005 first half. Operating margin for the 2006 first half decreased to 9.3% from 9.8% for the 2005 first half, primarily due to a 0.3 percentage point reduction related to SFAS 123R stock-based compensation expense and lower award fees on a contract in the 2006 second quarter.

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L-3 Communications Announces Results for the 2006 Second Quarter

Specialized Products

Specialized Products sales for the 2006 second quarter increased by $268.1 million, or 35.5%, to $1,024.2 million from sales of $756.1 million in the 2005 second quarter. The increase in sales from acquired businesses was $194.2 million. Acquired businesses primarily include SAM Electronics GmbH, which was acquired on January 31, 2006, as well as certain divisions of Titan. Organic sales growth was $73.9 million, or 9.8%, primarily due to higher sales volume for (1) combat vehicle propulsion systems caused by U.S. military reset and replacement of equipment consumed in the Iraq war operations, (2) navigation and guidance systems caused by recent contract awards, (3) acoustic undersea anti-submarine warfare products driven by sales of the company’s next generation airborne dipping sonars to allied foreign governments, and (4) naval power equipment caused by the timing of scheduled deliveries. These increases were partially offset by volume declines for displays and fewer deliveries of mobile command centers caused by customer funding delays. Specialized Products generated operating income of $115.5 million for the 2006 second quarter, compared to $78.4 million for the 2005 second quarter. Operating margin for the 2006 second quarter increased to 11.3% from 10.4% for the 2005 second quarter. Overall contract performance and execution improved in the 2006 second quarter compared to the 2005 second quarter, and several charges and costs incurred in the prior-year period did not recur, improving operating margin by 1.1 percentage points. The 2005 second quarter included (1) a charge of $3.7 million for the recall and replacement of previously shipped products for the Combat Survivor Evader Locator (CSEL) program, (2) a $3.1 million charge for product reliability cost related to repairs of certain airborne dipping sonars, and (3) a $3.5 million charge on a telemetry earth station contract, relating to the resolution of a customer dispute. Additionally, operating margin increased by 0.6 percentage points due to indirect cost reductions, primarily for airport security products. These increases in operating margin were partially reduced by a 0.4 percentage point reduction because of lower margins from the Titan acquired businesses and a 0.4 percentage point reduction related to SFAS 123R stock-based compensation expense. Orders for the Specialized Products segment were $1,084.1 million during the 2006 second quarter.

For the 2006 first half, sales increased by $534.2 million, or 37.3%, to $1,967.1 million from sales of $1,432.9 million in the 2005 first half. The increase in sales from acquired businesses was $403.7 million. Acquired businesses primarily include SAM Electronics GmbH acquired on January 31, 2006, and, certain divisions of Titan, Boeing Electron Dynamic Devices, Inc. and Combat Propulsion Systems, all of which were acquired in 2005. Organic sales growth was $130.5 million, or 9.1%, primarily due to higher sales volume for combat vehicle propulsion systems, simulation devices, acoustic undersea anti-submarine warfare products, navigation and guidance systems and naval power equipment. These increases were partially offset by volume declines for airport security systems. Specialized Products generated operating income of $221.3 million for the 2006 first half, compared to $146.2 million for the 2005 first half. Operating margin for the 2006 first half increased to 11.3% from 10.2% for the 2005 first half, primarily due to trends similar to those that affected the 2006 second quarter results.

OUTLOOK

‘‘As we enter the second half of the year, we expect L-3 to continue to perform very well,’’ said Mr. Strianese. ‘‘The administration’s defense budget and submission for 2007 is up by 7% and there is continued growth in areas where L-3 has significant capabilities, such as secure communications, ISR, training and intelligence support services, simulation devices, government services, precision fire support and weaponry and sensors.’’

‘‘We believe L-3 continued to be well positioned to provide the capabilities, systems, products and services that the DoD will continue to demand, which are in areas where we expect to see higher growth spending. They include networked and encrypted communications and ISR, special operations forces (SOF) mobility programs, sea-based and precision weaponry, unmanned aerial vehicles (UAVs), sensors, simulators and robotics. In addition, as U.S. forces in Iraq and Afghanistan return home, we believe that there will be a significant O&M focus on the reconstitution of existing assets to a given readiness standard. The DoD and other U.S. agencies will continue to require a number of nation-building capabilities to stabilize

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L-3 Communications Announces Results for the 2006 Second Quarter

fragile states as well as post-conflict reconstruction force analysis, mobilization and pre-deployment training and next-generation and non-lethal technologies.’’

‘‘We also anticipate a growing investment in homeland security systems, products and services for mass transportation, port and cargo security, as well as national disaster preparedness and crisis response and management. The U.S. Congress and the American people are increasingly aware of the nation’s critical needs and we expect the government to focus and prioritize its resources on protecting its infrastructure.’’

‘‘Regarding future acquisitions, there continue to be attractive candidates that fit our model and could extend L-3’s capabilities or provide important technologies for future growth,’’ said Mr. Strianese. ‘‘As we have in the past, we will continue to acquire select companies. During the quarter we acquired three businesses for $278 million in the aggregate, and on July 12, 2006, we completed the acquisition of TRL Electronics for $155 million, net of cash acquired of $21 million.’’

Mr. Strianese noted that the company recently participated in the Farnborough Air Show in the United Kingdom and held several meetings with customers, including the UK Ministry of Defence (MOD).
‘‘L-3 has created a strong presence in the United Kingdom with the establishment of our London office in 2005 and the acquisition of key UK-based companies, such as TRL Electronics and Advanced System Architectures (ASA). We are very proud of our work on the UK’s Airborne Stand-Off Radar (ASTOR) program and we believe we are well positioned to participate in other programs that the UK MOD is considering in the future.’’

Financial Outlook for 2006

Based on the 2006 second quarter results and information known as of today, the company revised its financial guidance for the year ending December 31, 2006, as follows:

•	sales of approximately $12.4 billion, including all business acquisitions completed to date. The 2006 sales outlook includes estimated organic sales growth for the year of between 8% and 10%, although actual organic sales growth could vary significantly each quarter;

•	diluted EPS of between $4.06 and $4.16, including the Litigation Charge of $0.63 per share and the Stock-Based Charge of $0.21 per share, with operating margin of approximately 8.8%. Excluding these two charges, diluted EPS is expected to be between $4.90 and $5.00, with operating margin of approximately 10.2%, an estimated effective income tax rate of approximately 37% and weighted average diluted shares outstanding of approximately 124 million. The company’s estimates for 2006 also include the impact of adopting SFAS 123R, effective January 1, 2006, which is expected to reduce diluted EPS for 2006 by approximately $0.20 and reduce operating margin by 0.3 percentage points; and

•	free cash flow of at least $825 million, comprised of net cash from operating activities of $968 million, less net capital expenditures of about $143 million. The company’s free cash flow guidance assumes that the litigation verdict damages of $125.6 million will not be paid during the year ending December 31, 2006, because of the expected amount of time to resolve the matter.

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L-3 Communications Announces Results for the 2006 Second Quarter

CONFERENCE CALL

In conjunction with this release, L-3 Communications will host a conference call today, Thursday, July 27, 2006, at 11:00 AM ET that will be simultaneously broadcast live over the Internet. Michael T. Strianese, interim chief executive officer and chief financial officer, and Cynthia Swain, vice president — corporate communications, will host the call.

11 :00 AM ET
10 :00 AM CT
9 :00 AM MT
8 :00 AM PT

Listeners may access the conference call live over the Internet at the following web address:

http://www.videonewswire.com/event.asp?id=34510

or

http://www.L-3com.com

Please allow fifteen minutes prior to the call to download and install any necessary audio software. The archived version of the call may be accessed at either these sites or by dialing (800) 642-1687 (passcode: 2342287), beginning approximately two hours after the call ends, and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 Communications is a leading provider of Intelligence, Surveillance and Reconnaissance (ISR) systems, secure communications systems, aircraft modernization, training and government services. The company is a leading merchant supplier of a broad array of high technology products, including guidance and navigation, sensors, scanners, fuzes, data links, propulsion systems, simulators, avionics, electro optics, satellite communications, electrical power equipment, encryption, signal intelligence, antennas and microwave components. L-3 also supports a variety of Homeland Security initiatives with products and services. Its customers include the Department of Defense, Department of Homeland Security, selected U.S. Government intelligence agencies and aerospace prime contractors.

To learn more about L-3 Communications, please visit the company’s web site at www.L-3com.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates’’ and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including preliminary results and changes to the amount recorded by the company in connection with the review of its past stock option granting practices as discussed in this press release, and the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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—Financial Tables Follow—

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L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Sales:
Contracts, primarily U.S. Government	$2,781.6	$1,859.4	$5,424.5	$3,609.5
Commercial, primarily products	301.8	216.2	562.7	428.6
Consolidated sales	$3,083.4	$2,075.6	$5,987.2	$4,038.1
Costs and expenses:
Contracts, primarily U.S. Government	$2,496.3	$1,649.9	$4,878.6	$3,215.1
Commercial, primarily products:
Cost of sales	197.4	140.3	364.3	280.5
Selling, general and administrative expenses	54.1	41.4	102.1	84.9
Research and development expenses	19.0	19.1	37.2	33.5
Consolidated costs and expenses	$2,766.8	$1,850.7	$5,382.2	$3,614.0
Litigation Charge	129.0	—	129.0	—
Stock-Based Charge	39.2	—	39.2	—
Operating income	148.4	224.9	436.8	424.1
Interest and other (income) expense, net	(2.0)	(2.9)	(8.0)	(5.6)
Interest expense	72.9	38.5	144.8	76.6
Minority interests in net income of consolidated subsidiaries	2.5	2.2	4.9	5.4
Income before income taxes	75.0	187.1	295.1	347.7
Provision for income taxes	25.2	67.7	106.4	125.9
Net income	$49.8	$119.4	$188.7	$221.8
Earnings per share:
Basic	$0.41	$1.00	$1.55	$1.89
Diluted(a)	$0.40	$0.99	$1.52	$1.84
Weighted average common shares outstanding:
Basic	122.1	118.8	121.6	117.6
Diluted	124.1	121.0	123.8	120.3

(a)	Effective January 1, 2006, diluted earnings per share includes the impact of adopting the provisions of SFAS 123R, which reduced diluted earnings per share by $0.06 and $0.12 for the three months and the six months ended June 30, 2006. The company adopted the modified prospective transition method provided for in SFAS 123R, and, accordingly, has not restated amounts prior to January 1, 2006.

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SELECT FINANCIAL DATA
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Funded Orders	$3,132.2	$2,285.9	$6,451.7	$4,960.0
Reportable Segment Operating Data
Sales:
C3ISR	$732.7	$428.8	$1,415.1	$861.6
Government Services	747.4	311.5	1,430.5	587.7
Aircraft Modernization and Maintenance	579.1	579.2	1,174.5	1,155.9
Specialized Products	1,024.2	756.1	1,967.1	1,432.9
Total	$3,083.4	$2,075.6	$5,987.2	$4,038.1
Operating income:(b)
C3ISR	$76.7	$55.1	$149.0	$108.9
Government Services	67.5	32.9	125.5	55.7
Aircraft Modernization and Maintenance	56.9	58.5	109.2	113.3
Specialized Products	115.5	78.4	221.3	146.2
Total	$316.6	$224.9	$605.0	$424.1
Operating margin:(b)
C3ISR	10.5%	12.8%	10.5%	12.6%
Government Services	9.0%	10.6%	8.8%	9.5%
Aircraft Modernization and Maintenance	9.8%	10.1%	9.3%	9.8%
Specialized Products	11.3%	10.4%	11.3%	10.2%
Total	10.3%	10.8%	10.1%	10.5%
Depreciation and amortization:
C3ISR	$10.4	$7.5	$20.8	$14.8
Government Services	5.3	2.1	11.2	4.1
Aircraft Modernization and Maintenance	6.4	6.5	12.9	12.1
Specialized Products	25.2	18.4	47.0	34.7
Total	$47.3	$34.5	$91.9	$65.7
Cash flow data:
Net cash from operating activities	$287.2	$230.9	$474.7	$360.5
Net cash used in investing activities	(349.3)	(112.6)	(786.5)	(633.1)
Net cash from financing activities	73.7	6.2	102.1	29.9
Net increase (decrease) in cash	$11.6	$124.5	$(209.7)	$(242.7)

Period end data	June 30, 2006	December 31, 2005
Funded Backlog	$7,925.1	$7,000.9
Cash & cash equivalents	$184.2	$393.9
Total debt	$4,702.2	$4,633.5
Minority interests	$82.7	$81.2
Shareholders’ equity	$4,821.7	$4,490.7

(b)	Reportable segment operating income and operating margin for the three and six month periods ended June 30, 2006 exclude the Litigation Charge of $129.0 million and Stock-Based Charge of $39.2 million.

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASUREMENTS
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Operating income	$148.4	$224.9	$436.8	$424.1
Add: Litigation Charge	129.0	—	129.0	—
Stock-Based Charge	39.2	—	39.2	—
Operating income excluding Litigation and Stock-Based Charges(c)	$316.6	$224.9	$605.0	$424.1

Net income	$49.8	$119.4	$188.7	$221.8
Add: Litigation Charge	78.2	—	78.2	—
Stock-Based Charge	25.5	—	25.5	—
Net income excluding Litigation and Stock-Based Charges(c)	$153.5	$119.4	$292.4	$221.8

Diluted earnings per share	$0.40	$0.99	$1.52	$1.84
Add: Litigation Charge	0.63	—	0.63	—
Stock-Based Charge	0.21	—	0.21	—
Diluted earnings per share excluding Litigation and Stock-Based Charges(c)	$1.24	$0.99	$2.36	$1.84

Net cash from operating activities	$287.2	$230.9	$474.7	$360.5
Less: Capital expenditures	(40.8)	(25.2)	(67.9)	(44.5)
Add: Dispositions of property, plant and equipment	0.8	0.6	1.7	0.7
Free cash flow(d)	$247.2	$206.3	$408.5	$316.7

(c)	The company believes that the Litigation and Stock-Based Charges affect the comparability of the results of operations of the 2006 second quarter and first half to the results of operations for the 2005 second quarter and first half. The company also believes that disclosing operating income excluding the Litigation and Stock-Based Charges will allow investors to more easily compare the 2006 second quarter and first half results to the 2005 second quarter and first half results.

(d)	The company discloses free cash flow because the company believes that, subject to the limitations discussed below, it is one indicator of the cash flow generated that is available for investing activities and financing activities. Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock and investing cash to acquire businesses and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to supplementally finance its existing debt and that the company will be able to supplementally finance any new business acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that can be relied upon to represent the residual cash flow available for discretionary expenditures.